Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Gannett Co., Inc. (formerly known as New Media Investment Group Inc.) pertaining to the Post-Effective Amendment No. 1 to the Form S-4 No. 333-233509 of our reports dated February 27, 2019, with respect to the consolidated financial statements and schedule of New Media Investment Group Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of New Media Investment Group Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
November 19, 2019